Exhibit 10.1

VENTYX BIOSCIENCES, INC.

Cash Bonus Letter

[DATE], 2026

via email

Dear [NAME],

As you know, Ventyx Biosciences, Inc. (the “Company”), Eli Lilly and Company (“Parent”) and certain other parties have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, upon the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the Company will be acquired by Parent (the “Merger” and the effective time of the Merger, the “Effective Time”).

We are happy to inform you that, subject to your execution and delivery of this letter (the “Letter”) to the Company, we would like to offer you the opportunity to earn a cash award in the amount of $[___], less applicable withholdings (the “Monthly Amount”), for each full month that you remain continuously employed with or engaged by (as applicable) the Company (or a subsidiary thereof, as applicable) following January 2, 2026 (each such full month as measured on the second calendar day of the month) through the date immediately prior to the date of Closing (such period of time, the “Retention Period”), subject to the terms and conditions set forth in this Letter.

At the time of Closing, you will be eligible to receive a cash bonus equal to the product of the Monthly Amount multiplied by the number of full months that you remained continuously employed or engaged (as applicable) by the Company (or a subsidiary thereof, as applicable) during the Retention Period (the “Bonus”), provided that (i) you remain continuously employed or engaged (as applicable) with the Company (or a subsidiary thereof, as applicable) through the date of Closing (the “Service Requirement”), and (ii) the Closing occurs on or prior to April 7, 2027 (the “Closing Deadline” and such requirement the “Closing Deadline Requirement”), (iii) you satisfy the Release Requirement (as described herein), and further provided that you agree to the terms and conditions of this bonus opportunity by timely executing and returning this Letter. By way of example only, if the Closing occurs on April 20, 2026, and the terms and conditions of this Letter are satisfied, including the Service Requirement, you will be eligible to receive a Bonus in an amount equal to your Monthly Amount multiplied by three. No credit will be given for any partial month of service in the Retention Period. The maximum Bonus that you will be eligible to earn, if Closing occurs on the Closing Deadline and all other conditions are met, is the Monthly Amount multiplied by 14.

Both the Service Requirement and the Closing Deadline Requirement must be satisfied for you to earn the Bonus. In the event the Bonus is earned, it will be payable in a single lump sum cash payment as soon as practicable, or otherwise as legally required, following the Effective Time and, in any event, no later than the second (2nd) regularly scheduled payroll date that follows the Effective Time.

In the event that your employment or engagement (as applicable) with the Company (or a subsidiary thereof, as applicable) terminates for any reason prior to the date immediately prior to the date of the Closing, you will not be entitled to any portion of the Bonus, and your eligibility to receive any Bonus (or any portion thereof) will be forfeited for no consideration. If the Closing does not occur by the Closing Deadline, or if the Merger Agreement is terminated prior to the Closing Deadline, you will not be entitled to any portion of the Bonus, and your eligibility to receive any portion of the Bonus will be forfeited for no consideration. If your employment terminates following the Closing, you will not be entitled to receive any additional portion of the Bonus in the form of severance or other termination pay, under this letter or under any other agreement you are party to with the Company or Company plan in which you participate.

If the Bonus is forfeited as a result of the termination of the Merger Agreement or because the Closing does not occur by the Closing Deadline, it will be recommended to the Company’s Board of Directors (the “Board”) that you are granted an option to purchase shares of the Company in an amount and on the terms determined by the Board (a “Replacement Option”), subject to your continued service to the Company (or a subsidiary if applicable) through the date of grant of the Replacement Option. The Replacement Option will vest in equal monthly installments over four years, measured from January 2, 2026 and will have a per share exercise price equal to the fair market value of an underlying share on the date of grant, as determined by the Board.

By signing below, you hereby acknowledge and agree to release, acquit and discharge the Company, Parent, and each of their respective agents, employees, officers, directors, stockholders, related companies, predecessor and/or subsidiary corporations, successors and assigns, of and from any and all claims or causes of action of any kind or nature whatsoever, known or unknown, arising from or in any way relating to the grant of any promised, committed, proposed or future stock option or other equity award in the Company, including, but not limited to any annual or promotion stock option or other equity award in respect of fiscal year 2025, fiscal year 2026, [including with respect to the stock option award in respect of [—] shares of Company common stock that the Company indicated an intent to grant to you, including in that certain correspondence sent to you by the Company, dated [DATE],] (the “Ungranted Equity Awards”), whether or not previously communicated to you, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, and breach of duty under applicable state corporate law (the foregoing, the “Release Requirement”).

You hereby acknowledge and agree that you have been advised to consult with legal counsel regarding the Release Requirement. [You further acknowledge and agree that you are familiar with Section 1542 of the Civil Code of the State of California, which states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You, being aware of said statute, agree to expressly waive, effective as of the date you execute this Letter, any rights you may have to that effect with respect to any Ungranted Equity Awards, as well as under any other statute or common law principles of similar effect which provides that a general release does not extend to claims that the releaser does not know or suspect to exist in the releaser’s favor at the time of executing the release, which, if known by the releaser, must have materially affected the releaser’s settlement with the releasee.]

It is the Company’s intent that all payments and benefits provided under this Letter are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Letter will be interpreted in accordance with this intent. The Company reserves the right to amend this Letter as it considers necessary or advisable to avoid the imposition of any tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits. Each payment, installment, and benefit payable under this Letter is intended to constitute a separate payment for purposes of Section 409A and all Bonus payments hereunder will be paid on or before March 15 of the year following the year in which such payment, installment, and benefit was earned.

Please note that nothing in this Letter changes your status as an at-will employee of the Company. Accordingly, you remain free to resign at any time, for any reason or for no reason, and the Company remains free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

The terms and conditions of this Letter reflect the entire agreement and understanding between you and the Company as to the subject matter herein and supersede all prior or contemporaneous agreements and understandings, whether written or oral and whether formal or informal.

In order to be eligible for the Bonus, you must indicate your agreement with the terms and conditions of this Letter by signing and dating this Letter where indicated below and returning an executed copy to Human Resources by email at hr@ventyxbio.com no later than [DATE].

Sincerely,

Ventyx Biosciences, Inc.

By:
Raju Mohan
Chief Executive Officer

Agreed to and accepted:
[NAME]

Signature:

Date: